Codexis Reports Financial Results for the Second Quarter of 2014

-- Conference call today at 4:30 pm ET --

REDWOOD CITY, California - August 6, 2014 - Codexis, Inc. (NASDAQ: CDXS), a leading developer of biocatalysts for the pharmaceutical and fine chemical industries, today announced its financial results for the second quarter ended June 30, 2014.

“I am pleased to announce that Codexis is now set to deliver a positive cash flow result in 2014, well ahead of our previous expectations. After delivering results in line with our expectations in the second quarter of 2014, and based on our recently announced Technology Collaboration and Licensing Agreement with GSK, we are revising all of our financial guidance metrics for fiscal year 2014,” said John Nicols, President and CEO of Codexis. “We look forward to executing on the new agreement with GSK, continuing to deliver growth from our biocatalyst opportunity pipeline, as well as working to bring in additional CodeEvolver® protein engineering license deals with other innovative blue chip customers in the future.”

Second Quarter Financial Highlights:
Revenues for the quarter ended June 30, 2014 were $6.6 million, a 6% decrease from $7.0 million of revenues recorded in the second quarter of 2013. Biocatalyst product revenue in the second quarter of 2014 was $2.8 million, a 44% decrease from $4.9 million in the prior year quarter. The decrease was primarily due to the expected loss of the company’s biocatalyst and intermediate sales to customers in the hepatitis C drug marketplace. Biocatalyst product gross margins in the second quarter were 24%, a decrease compared to 27% in the prior year quarter.

Biocatalysis research and development revenues in the second quarter of 2014 were $1.7 million, an increase of 6%, compared with $1.6 million for the second quarter of 2013. Revenue from our arrangement with Exela Pharma Sciences related to the anticoagulant drug argatroban was $2.1 million in the second quarter of 2014, an increase of $1.7 million, or 410% over Exela revenues in the second quarter of 2013.

Research and development expenses in the second quarter of 2014 were $7.7 million, a decrease of 10% from $8.6 million for the second quarter of 2013. Research and development expenses for the second quarter of 2014 include non-cash impairment charges of $2.5 million, which are primarily related to a write down of equipment values associated with our CodeXol® detergent alcohol program. Excluding these charges, research and development expenses decreased $3.3 million or 38% in the second quarter of 2014 compared to the prior year second quarter. The decrease was primarily due to headcount reductions and a write down or disposal of excess equipment undertaken as part of the company-wide restructurings implemented in late 2013.

Selling, general and administrative expenses in the second quarter of 2014 were $5.6 million, a decrease of $1.5 million or 22% compared to $7.2 million in the same period of 2013. The decrease was primarily

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due to reductions in headcount and other discretionary expense reductions implemented as part of those same company-wide restructurings begun in late 2013.

Net loss for the second quarter of 2014 was $8.5 million, or a loss of $0.22 per share, based on 38.0 million weighted average common shares outstanding in the second quarter of 2014. This compares favorably to a net loss of $12.6 million, or a loss of $0.33 per share, during the second quarter of 2013. Net loss on a year to date basis for the six months ended June 30, 2014 was $14.9 million, or $0.39 loss per share. This compares to a net loss of $22.2 million, or loss per share of $0.59 per share, for the six months ended June 30, 2013.

Cash, cash equivalents, and marketable securities at June 30, 2014 were $21.5 million. This compared to $25.9 million at December 31, 2013.

Technology Collaboration and License Agreement with GSK
On July 14, 2014, Codexis announced the signing of a platform technology license agreement with GlaxoSmithKline (GSK). Under the terms of the agreement, Codexis granted GSK a license to use Codexis’ proprietary CodeEvolver® protein engineering platform technology in the field of human healthcare. The license allows GSK to use Codexis' platform technology to develop novel enzymes for use in the manufacture of GSK's pharmaceutical and health care products.  GSK may also use the licensed technology to develop new therapeutic, diagnostic and prophylactic products in the human health field. Upon completion of technology transfer, GSK will have Codexis' state-of-the-art CodeEvolver protein engineering platform installed at its Upper Merion, Pennsylvania research and development site.

Codexis is eligible to receive up to $25 million over approximately the next two years, $6 million of which was paid up front and an additional $19 million subject to satisfactory completion of technology transfer milestones. Codexis also has the potential to receive numerous additional milestone payments that range from $5.75 million to $38.5 million per project based on GSK’s successful application of the licensed technology.  In addition, Codexis will be eligible to receive royalties based on net sales, if any, of a limited set of products developed by GSK using Codexis’ CodeEvolver protein engineering platform technology.

The agreement marks the first time that Codexis has licensed its protein engineering platform technology to any party in the healthcare field, and reinforces both companies’ belief that biocatalysts, engineered by Codexis’ CodeEvolver technology, may increasingly be deployed to reduce the cost and increase the efficiency of pharmaceutical manufacturing.  The use of biocatalysts to manufacture pharmaceuticals has the potential to reduce the number of manufacturing steps, reduce the use of hazardous chemicals and the production of toxic waste, and reduce the energy intensity of the process.

Financial Outlook
Codexis’ statements with regard to its financial outlook are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.

Codexis is revising its financial guidance for fiscal year 2014. Revenues for 2014 are now expected to total between $35 million and $38 million, representing growth of 10% to 19% compared to the prior year. The company’s gross margin (defined as Total Revenue less Cost of Product Revenues) is now expected to fall within the range of 70% to 75% as a percentage of total revenues, a significant increase over the level of 54% gross margin delivered in 2013.

Finally, the company now expects to achieve positive cash flow from operations for fiscal year 2014.

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Conference Call and Webcast
Codexis will hold a live conference call and audio webcast on Wednesday, August 6, 2014, at 4:30 p.m. Eastern Time. The conference call dial-in numbers are 866-515-2908 for domestic and 617-399-5122 for international. Please use the pass code 51309147 and call approximately 10 minutes prior to start time. A live webcast of the call will also be available from the Investors section of www.codexis.com. A recording of the call will be available by calling 888-286-8010 for domestic or 617-801-6888 for international, beginning approximately two hours after the call, and will be available for up to seven days. Please use the pass code 14129345 to access the replay. A webcast replay will also be available from the Investors section of www.codexis.com approximately two hours after the call, and will be available for up to 30 days.

About Codexis, Inc.
Codexis, Inc. develops engineered enzymes for pharmaceutical and fine chemical production. Codexis’ proven technologies enable scale-up and implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and green process development from research to manufacturing. For more information, see www.codexis.com.

Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis’ forecast for 2014 total revenue, gross margin and cash flow; Codexis’ ability to deliver growth from its biocatalyst opportunity pipeline; Codexis’ ability to bring in additional CodeEvolver protein engineering license deals in the future; Codexis' expectation that it will receive up to $25 million over approximately the next two years under the GSK agreement; the potential for Codexis to receive project-based milestone payments from GSK that range from $5.75 million to $38.5 million per project; the potential for Codexis to receive royalties from GSK for net sales, if any, of a limited set of GSK products developed using the CodeEvolver platform technology; the ability of biocatalysts developed using the CodeEvolver technology to reduce the cost and increase the efficiency of pharmaceutical manufacturing; the ability of biocatalysts to reduce the number of manufacturing steps, reduce the use of hazardous chemicals and the production of toxic waste, and reduce the energy intensity of pharmaceutical manufacturing processes; and Codexis' ability to transfer successfully the CodeEvolver platform technology to GSK. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ need for substantial additional capital in the future in order to expand its business; Codexis’ dependence on its collaborators; Codexis’ dependence on a limited number of products and customers in its pharmaceutical business; potential adverse effects to Codexis’ business if its customers’ pharmaceutical products are not received well in the markets; Codexis’ ability to develop and commercialize new products for the pharmaceutical markets; the success of Codexis’ cost saving measures; Codexis’ ability to deploy its technology platform in new market spaces; any impairments Codexis may be required to record in the future with respect to its goodwill, intangible assets or other long-lived assets; Codexis’ pharmaceutical product gross margins are variable and may decline from quarter to quarter; potential adverse effects to Codexis' business if its customers’ pharmaceutical products are not received well in the markets; Codexis’ ability to retain key personnel; Codexis’ reliance on customers to provide timely information in order for Codexis to report accurately and timely its financial results; Codexis’ ability to compete may decline if it loses some of its intellectual property rights; third party claims that Codexis infringes third party intellectual property rights; and Codexis could face increased competition if third parties misappropriate Codexis biocatalysts. Additional factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13,

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2014, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contact:
Investors
Mike Rice, 646-597-6987
mrice@lifesciadvisors.com

Media
Jemma Connor, +44 161 359 3255
jemma.connor@notchcommunications.co.uk

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Codexis, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Biocatalyst products	$2,776	$4,948	$5,761	$14,085
Biocatalyst research and development	1,666	1,609	3,812	2,909
Revenue sharing arrangement	2,128	417	4,071	1,461
Total revenues	6,570	6,974	13,644	18,455
Costs and operating expenses:
Cost of biocatalyst product revenues	2,123	3,631	4,647	9,296
Research and development	7,733	8,624	12,567	15,946
Selling, general and administrative	5,625	7,169	11,737	15,293
Total costs and operating expenses	15,481	19,424	28,951	40,535
Loss from operations	(8,911)	(12,450)	(15,307)	(22,080)
Interest income	3	16	12	43
Other expenses	(8)	(183)	(126)	(268)
Loss before income taxes	(8,916)	(12,617)	(15,421)	(22,305)
Benefit from income taxes	(437)	(12)	(567)	(77)
Net loss	$(8,479)	$(12,605)	$(14,854)	$(22,228)
Net loss per share, basic and diluted	$(0.22)	$(0.33)	$(0.39)	$(0.59)
Weighted average common shares used in computing net loss per share, basic and diluted	37,980	38,060	37,862	37,951

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Codexis, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$20,090	$22,130
Marketable securities, current	—	3,005
Accounts receivable, net of allowances of $548 at June 30, 2014 and $460 at December 31, 2013	2,944	5,413
Inventories	1,963	1,487
Prepaid expenses and other current assets	1,618	1,567
Assets held for sale	292	2,179
Total current assets	26,907	35,781
Restricted cash	711	711
Marketable securities, non-current	1,453	795
Property and equipment, net	4,853	8,446
Intangible assets, net	7,873	9,560
Goodwill	3,241	3,241
Other non-current assets	205	306
Total assets	$45,243	$58,840
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,329	$3,961
Accrued compensation	1,978	3,625
Other accrued liabilities	2,833	1,612
Deferred revenues	2,654	2,001
Total current liabilities	10,794	11,199
Deferred revenues, net of current portion	907	1,114
Other long-term liabilities	4,214	5,044
Total liabilities	15,915	17,357
Commitments and contingencies (note 10)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000 shares authorized at June 30, 2014 and December 31, 2013; 38,860 and 38,351 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	4	4
Additional paid-in capital	300,663	298,370
Accumulated other comprehensive income (loss)	374	(32)
Accumulated deficit	(271,713)	(256,859)
Total stockholders’ equity	29,328	41,483
Total liabilities and stockholders’ equity	$45,243	$58,840

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